Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

December 19, 2022

Provident Financial Services Inc.,

239 Washington Street,

Jersey City, New Jersey 07302.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Provident Financial Services Inc., a Delaware corporation (“Provident”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction by and among Provident, NL 239 Corp., a Delaware corporation and a direct, wholly owned subsidiary of Provident, and Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”).

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP